Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis Biogas Closes $25 million USDA Guaranteed Project Financing with Greater Commercial Lending for Dairy Farm Biogas Digesters and Pipeline to Produce Renewable Natural Gas

Project Processes Methane From California Dairy Farms Into Renewable Natural Gas for Use as Low-carbon Transportation Fuel

CUPERTINO, Calif. – October 6, 2022 – Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on negative carbon intensity products, announced today the closing of $25 million of long-term financing with Greater Commercial Lending (GCL), which provides loans to businesses and organizations in under-served and rural communities, to build dairy biogas digesters and a biogas pipeline for the Aemetis Biogas Central Dairy Digester Project located in Stanislaus County, California.

The long-term, 20-year project financing was guaranteed by the U.S. Department of Agriculture (USDA) through the Rural Energy for America Program (REAP) and carries approximately a 6% fixed interest rate for the first five years.

Methane digesters are systems that promote the decomposition of organic matter, including animal manure, food wastes and wastewater biosolids, into renewable fuels to replace petroleum products. The Aemetis biogas project is a collection of anerobic digesters at dairy farm lagoons that utilize waste animal manure to generate renewable methane gas to produce renewable natural gas (RNG).

The construction and testing of the six dairy biogas digesters funded by the USDA guaranteed loan is scheduled for completion in Q1 2023. A biogas pipeline connects the dairies to the Aemetis Keyes ethanol plant, where the biogas will be converted to low carbon RNG to be used as a transportation fuel. In addition to using the RNG at the Aemetis ethanol plant and the onsite RNG fueling station that is being built, Pacific Gas & Electric (PG&E) will deliver the transportation fuel via gas pipeline throughout California for sale to customers.

“Government-guaranteed loans, such as those through USDA REAP, can be crucial in getting new and innovative projects such as the Aemetis Biogas Central Dairy Digester project built. With GCL’s support, we continue to expand the number of digesters which capture methane emissions from dairy farms and convert the methane into a negative carbon renewable fuel,” said Eric McAfee, CEO and founder of Aemetis, Inc.

“We are thrilled to be involved in this project, which is advancing a pioneering solution to a real-world issue. We truly believe efforts like this need to be brought to market, and government-backed loans can be a low-cost and long-term financing source for these important projects,” said Jeremy Gilpin, executive vice president of GCL. GCL is one of the largest providers of USDA government-guaranteed loans. “The Aemetis team has a proven track record in promoting cutting-edge technologies in renewable fuels.”

About 25% of the methane emissions in California are emitted from dairy waste lagoons. When fully built, the Aemetis biogas project plans to connect dairy digesters spanning 66 dairy farms across a 40-mile pipeline, capturing more than 1.65 MMBtu of dairy methane each year. The fully operational project is designed to reduce greenhouse gas emissions equivalent to an estimated 6.8 million metric tonnes of carbon dioxide over ten years, equal to removing the emissions from approximately 150,000 cars per year.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace petroleum-based products and reduce greenhouse gas emissions. Founded in 2006, Aemetis has completed Phase 1 and is expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis also owns and operates a 50 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is developing the Carbon Zero sustainable aviation fuel (SAF) and renewable diesel fuel biorefineries in California to utilize distillers corn oil and other renewable oils to produce low carbon intensity renewable jet and diesel fuel using cellulosic hydrogen from waste orchard and forest wood, while pre-extracting cellulosic sugars from the waste wood to be processed into high value cellulosic ethanol at the Keyes plant. Aemetis holds a portfolio of patents and exclusive technology licenses to produce renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

About Greater Commercial Lending

Greater Commercial Lending (GCL) is a credit organization that brings together credit unions and community lenders from around the U.S. to provide government-guaranteed loans to businesses and initiatives in rural and under-served markets throughout the U.S. and its territories. It helps finance key infrastructure services including power, renewable energy, transportation, fiber optic communications, schools, hospitals, restaurants, agriculture, hotels and manufacturers. GCL partners with the U.S. Small Business Administration (SBA) and the U.S. Department of Agriculture (USDA), which guarantee loans, to arrange credit at favorable terms. GCL is a subsidiary of Greater Nevada Credit Union (GNCU).

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to the development and construction of the Aemetis biogas project, expected greenhouse gas emission reductions from the completed Aemetis biogas project, the development of biogas upgrading facilities at the Keyes plant and our ability to promote, develop and deploy technologies to produce renewable fuels and biochemicals..  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties.  Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.